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               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                           Boston, Massachusetts 02111



701 Pennsylvania Avenue, N.W.                            Telephone: 617/542-6000
Washington, D.C. 20004                                   Fax: 617/542-2241
Telephone: 202/434-7300
Fax: 202/434-7400





                                             June 30, 1998


Creative BioMolecules, Inc.
45 South Street
Hopkinton, Massachusetts  01748


Ladies and Gentlemen:

     We have acted as counsel to Creative BioMolecules, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (File No. 333- ), and all amendments thereto (the "Registration Statement"), pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended, up to 5,939,227 shares plus such additional shares as may be issued as a result of fluctuations in the conversion price of the Preferred Stock (as defined below), stock splits, stock dividends and the like (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), that may become issuable upon conversion of the Company's Series 1998/A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"). This opinion is being rendered in connection with the filing of the Registration Statement.

     In connection with this opinion, we have examined the Restated Certificate of Incorporation of the Company, as amended to date, including the Certificate of Designations for the Preferred Stock (the "Certificate of Designations"); the By-Laws of the Company, as amended to date; the minutes of all pertinent meetings of stockholders and directors of the Company relating to the Registration Statement and the transactions contemplated thereby; such other records of the corporate proceedings of the Company as we deemed relevant; and the Registration Statement and the exhibits thereto filed with the Commission.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing, we are of the opinion that (i) the Shares have been duly and validly authorized by the Company and (ii) the Shares, when issued upon the conversion of the Preferred Stock in accordance with the terms of the Certificate of Designations, and sold pursuant to the Registration Statements, will have been duly and validly issued, fully paid and non-assessable shares of the Common Stock.

     Our opinion is limited to the laws of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

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MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

Creative BioMolecules, Inc.
June 30, 1998
Page 2


     We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus contained in the Registration Statement.

                                      Very truly yours,


                                /s/ Mintz, Levin, Cohn, Ferris
                                    Glovsky and Popeo, P.C
                                    ---------------------------
                                    Mintz, Levin, Cohn, Ferris,
                                    Glovsky and Popeo, P.C.